Exhibit 99.1
October 18, 2005
NNN 2002 Value Fund, LLC
Dear Member:
We are pleased to make a special distribution to you from proceeds of the sale of our interest in NetP@rk.Tampabay Office and Technology Center in Tampa, Florida.
On September 30, 2005, we sold our 50% tenant-in-common interest in NetP@rk to an affiliated party for a sale price of $33,500,000. NNN 2002 Value Fund, LLC purchased its 50% interest in June 2003 for $23,500,000. The gain on the sale is estimated to be $9,350,000.
The current distribution represents your pro-rata share of a special $16 million liquidating distribution. If your funds are sent to an alternate address, your share of the distribution and your requested distribution destination are reflected in the enclosed statement.
A portion of the return included in this distribution may include profit that the Manager is entitled to receive as disclosed in the private placement memorandum. However, the Manager has elected not to take a share of the profit, if any, until after all properties are sold and NNN 2002 Value Fund, LLC is fully liquidated.
To date, $33,309,153 has been distributed to investors from inception of the program including all special distributions from property sales and monthly distributions. The total distributions to date of $33,309,153 represent 112% of the total original investment of $29,799,260 in NNN 2002 Value Fund, LLC.
Triple Net Properties on behalf of NNN 2002 Value Fund members is continuing its efforts to sell the 12.3% interest in Congress Center, located in Chicago, Illinois. We will provide you with information concerning the disposition of your interest in Congress Center at the appropriate time.
In closing, we want to once again express our personal appreciation for your investment in NNN 2002 Value Fund, LLC. We will continue to strive to earn your confidence and maximize member value.
Very truly yours,
/s/ Anthony W. Thompson
Anthony W. (“Tony”) Thompson
Triple Net Properties, LLC
Chairman and CEO
Enclosures